Exhibit 5.6

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

December 23, 2014

AmSurg Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as counsel to AmSurg Corp. (the “Company”), and the Tennessee/Delaware Subsidiary Guarantors (as defined below), each organized and existing under the laws of the States of Tennessee or Delaware, as applicable, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,100,000,000 aggregate principal amount of the Company’s 5.625% senior notes due 2022 (the “Exchange Notes”) that are to be unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future direct and indirect subsidiaries, including the Tennessee and Delaware entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Tennessee/Delaware Subsidiary Guarantors”). The Exchange Notes are to be issued pursuant to an indenture, dated as of July 16, 2014, by and between AmSurg Escrow Corp. and U.S. Bank National Associaton, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 16, 2014, by and between the Company and the Trustee, as supplemented further by the Supplemental Indenture, dated as of July 16, 2014, by and among the Company, the guarantors party thereto and the Trustee and as further supplemented by such supplemental indentures executed by and among the Company, the Trustee and the guarantors party thereto, respectively (collectively, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.625% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of July 16, 2014, by and among Escrow Corp, the Company, the guarantors party thereto and Citigroup Global Markets Inc. as representative of the parties named therein as the initial purchasers (“Citigroup”), and the related Registration Rights Joinder, dated as of July 16, 2014, by and among Citigroup and the guarantors party thereto and such other related registration rights joinders entered thereafter by and among Citigroup and the guarantors party thereto (collectively, the “Registration Rights Agreement”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the certificate with respect to various factual matters signed by an officer of each of the Company and the Tennessee/Delaware Subsidiary Guarantors and dated the date of this opinion (the “Officers’ Certificate”), and certificates of public officials referred to below. In addition, we have reviewed and relied upon such corporate or other organizational documents of the Company and the Tennessee/Delaware Subsidiary Guarantors and such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i)	the articles of incorporation, charter, articles of organization, certificate of formation, bylaws, limited liability company agreement, operating agreement and partnership agreement or the equivalents thereto, as applicable, for each Tennessee/Delaware Subsidiary Guarantor;

December 23, 2014

(ii)	the Officers’ Certificate;

(iii)	Certificate of Good Standing for each of the Company and each of the Tennessee/Delaware Subsidiary Guarantors in its respective jurisdiction of incorporation or formation, each dated as of a recent date;

(iv)	the Registration Rights Agreement;

(v)	the Indenture;

(vi)	the form of Exchange Notes;

(vii)	the Registration Statement; and

(viii)	the prospectus contained within the Registration Statement (the “Prospectus”).

In connection with our examination of documents, we have assumed the genuineness of signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us as certified, conformed or photographic copies, the legal capacity of all natural persons, and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have assumed that all documents we have reviewed (i) are the valid and binding obligations of and enforceable against each party thereto and (ii) have been duly authorized, executed and delivered by each party thereto (other than the Company or the Tennessee/Delaware Subsidiary Guarantors).

Except as expressly set forth in this opinion letter, we have made no independent investigation or inquiry as to the accuracy or completeness of any representation, warranty, data, certificate or other information, written or oral, made or furnished to us in connection with the transactions contemplated by the Registration Statement.

The opinions expressed herein are limited in all respects to the laws of the State of Tennessee, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, and the Delaware Revised Uniform Limited Partnership Act, and no opinion is expressed with respect to (i) any federal laws of the United States of America or any other jurisdiction, or any effect which such laws may have on the opinions expressed herein, (ii) the bylaws, rules or regulations of the Financial Industry Regulatory Authority, Inc. or (iii) the securities or “blue sky” laws of any jurisdiction. We are not rendering any opinion, and we are not providing any assurance, as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We have not undertaken any independent investigation to determine the existence or absence of facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from the fact of our representation of the Company or the Tennessee/Delaware Subsidiary Guarantors.

With regard to our opinion in paragraph 1 below with respect to the Company’s and the Tennessee/Delaware Subsidiary Guarantors’ good standing, we have based our opinions solely upon examination of certificates of good standing issued by the Tennessee Secretary of State and the Delaware Secretary of State, as applicable, as of a recent date.

December 23, 2014

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(1) Each of the Company and the Tennessee/Delaware Subsidiary Guarantors is validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable.

(2) The Company has the requisite corporate power under the laws of the State of Tennessee to execute, deliver and perform its obligations under the Indenture and the Exchange Notes and to issue the Exchange Notes.

(3) The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder, including the issuance of the Exchange Notes, have been duly authorized by the Company.

(4) Each of the Tennessee/Delaware Subsidiary Guarantors has the requisite corporate, limited liability company, or partnership power, as applicable, under the laws of its state of incorporation or formation, as applicable, to execute, deliver and perform its obligations under the Indenture, including the guarantee of the Exchange Notes.

(5) The execution and delivery by each of the Tennessee/Delaware Subsidiary Guarantors of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, have been duly authorized by each of the Tennessee/Delaware Subsidiary Guarantors.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC

Schedule I

Tennessee/Delaware Subsidiary Guarantors

Entity	Jurisdiction

AmSurg Corp.	Tennessee
AmSurg Holdings, Inc.	Delaware
AmSurg Anesthesia Management Services, LLC	Tennessee
AmSurg EC Topeka, Inc.	Tennessee
AmSurg EC St. Thomas, Inc.	Tennessee
AmSurg EC Beaumont, Inc.	Tennessee
AmSurg KEC, Inc.	Tennessee
AmSurg EC Santa Fe, Inc.	Tennessee
AmSurg EC Washington, Inc.	Tennessee
AmSurg Torrance, Inc.	Tennessee
AmSurg Abilene, Inc.	Tennessee
AmSurg Suncoast, Inc.	Tennessee
AmSurg La Jolla, Inc.	Tennessee
AmSurg Hillmont, Inc.	Tennessee
AmSurg Palmetto, Inc.	Tennessee
AmSurg Northwest Florida, Inc.	Tennessee
AmSurg Ocala, Inc.	Tennessee
AmSurg Maryville, Inc.	Tennessee
AmSurg Burbank, Inc.	Tennessee
AmSurg Melbourne, Inc.	Tennessee
AmSurg El Paso, Inc.	Tennessee
AmSurg Crystal River, Inc.	Tennessee
AmSurg Abilene Eye, Inc.	Tennessee
AmSurg Inglewood, Inc.	Tennessee
AmSurg Glendale, Inc.	Tennessee
AmSurg San Antonio TX, Inc.	Tennessee
AmSurg San Luis Obispo CA, Inc.	Tennessee
AmSurg Temecula CA, Inc.	Tennessee
AmSurg Escondido CA, Inc.	Tennessee
AmSurg Scranton PA, Inc.	Tennessee
AmSurg Arcadia CA Inc.	Tennessee
AmSurg Main Line PA, Inc.	Tennessee
AmSurg Oakland CA, Inc.	Tennessee
AmSurg Lancaster PA, Inc.	Tennessee
AmSurg Pottsville PA, Inc.	Tennessee
AmSurg Glendora CA, Inc.	Tennessee
AmSurg Kissimmee FL, Inc.	Tennessee
AmSurg Altamonte Springs FL, Inc.	Tennessee
NSC RBO East, LLC	Tennessee
Long Beach NSC, LLC	Tennessee
Torrance NSC, LLC	Tennessee
Davis NSC, LLC	Tennessee
Fullerton NSC, LLC	Tennessee
San Antonio NSC, LLC	Tennessee
Austin NSC, LLC	Tennessee
Twin Falls NSC, LLC	Tennessee
Kenwood NSC, LLC	Tennessee
Towson NSC, LLC	Tennessee

NSC West Palm, LLC	Tennessee
Tampa Bay NSC, LLC	Tennessee
Coral Springs NSC, LLC	Tennessee
Weston NSC, LLC	Tennessee
AmSurg Fresno CA, Inc.	Tennessee
AmSurg Colton CA, Inc.	Tennessee
AmSurg Finance, Inc.	Tennessee
AmSurg Fresno Endoscopy, Inc.	Tennessee
AmSurg Temecula II, Inc.	Tennessee
SHI II, LLC	Tennessee
All Women’s Healthcare Holdings, Inc.	Delaware
FMO Healthcare Holdings, Inc.	Delaware
Sheridan Healthcare, Inc.	Delaware
Sheridan Holdings, Inc.	Delaware
Sheridan InvestCo, LLC	Delaware
Sheridan Radiology Services, Inc.	Delaware
Sunbeam Asset LLC	Delaware
Sunbeam Intermediate Holdings, Inc.	Delaware
Sunbeam Primary Holdings, Inc.	Delaware
Sheridan Children’s Healthcare Services of Tennessee, P.C.	Tennessee